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                                                                  Exhibit 10(19)


                              ASSIGNMENT OF CLAIMS

     This Assignment of Claims is made as of the 20th day of January, 1999 by IBJ Whitehall Bank & Trust Company f/k/a IBJ Schroder Bank & Trust Company, as Indenture Trustee, a New York corporation ("IBJ Whitehall") in favor of Stratosphere Litigation, LLC, a Delaware limited liability company (the "Litigation LLC").


                             PRELIMINARY STATEMENTS

A. Pursuant to that certain Second Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Stratosphere Corporation and Stratosphere Corp. (the "Plan") which was confirmed by that certain Order Confirming Second Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code on June 9, 1998 (the "Confirmation Order"), each of the holders of the Original First Mortgage Notes (as defined in the Plan) were deemed to have transferred as of the Effective Date (as defined in the Plan) any and all claims and causes of action they had, whether or not any action had been commenced with respect thereto, relating to the Original First Mortgage Notes. See Plan, Section 6.3(a).

B. There is currently pending in the United States District Court, District of Nevada, that certain proceeding entitled IBJ Schroder v. Grand Casinos, Inc., Case No. CV-S-97-01252-DWH (RJJ) (the "Grand Litigation") brought by IBJ Whitehall in its capacity as successor Indenture Trustee under that certain Indenture dated March 9, 1995.

C. The Litigation LLC has been assigned any and all claims of the holders of the Original First Mortgage Notes pursuant to the Plan and desires to be substituted for IBJ Whitehall in the Grand Litigation.


                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. IBJ Whitehall hereby acknowledges the Plan in its entirety and acknowledges the transfer by the holders of the Original First Mortgage Notes to the Litigation LLC of any and all claims and causes of action including any and all claims, causes of action, counterclaims, defenses, affirmative defenses and setoffs that IBJ Whitehall has asserted or could have asserted in the Grand Litigation.

2. IBJ Whitehall hereby expressly reconfirms the transfer and assignment to the Litigation LLC of any and all claims and causes of action it holds respecting the Original First Mortgage Notes, including any and all claims, causes of action, counterclaims, defenses, affirmative defenses and setoffs that IBJ Whitehall has asserted or could have asserted in the Grand Litigation.

3. The Litigation LLC hereby expressly reaffirms its acceptance of the claims and causes of action of the holders of the Original First Mortgage Notes.



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4. The parties hereto will cooperate to have the Litigation LLC substituted in the place of IBJ Whitehall in the Grand Litigation.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IBJ Whitehall Bank & Trust Company,          Stratosphere Litigation, LLC
f/k/a IBJ Schroder Bank & Trust              a Delaware limited liability
Company, as Indenture Trustee,               company
a New York corporation

By:   _____________________________          By:   _____________________________

Name: _____________________________          Name: _____________________________

Title:_____________________________          Title:_____________________________